Exhibit 17


                                SOGEN FUNDS, INC.

                               International Fund
                                  Overseas Fund

                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3



     WHEREAS, SoGen Funds, Inc. (the "Corporation") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Corporation are currently divided into four series: the International Fund, the Overseas Fund, the Gold Fund and the Money Fund;

     WHEREAS, the Corporation desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the International Fund and the Overseas Fund (the "Funds"); and

     WHEREAS, the Corporation employs Societe Generale Asset Management Corp. (the "Adviser") as its investment manager and adviser and Societe Generale Securities Corporation, an affiliate of the Adviser ("Underwriter"), as underwriter and distributor of the securities of which it is the issuer.

     NOW, THEREFORE, the Corporation hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

     1. Features of the Classes. The Funds shall each issue their shares of common stock in two classes: "Class A Common Stock" and "Class I Common Stock." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of a Fund shall have a different designation; (b) each class of a Fund shall bear any Class Expenses, as defined in Section 3 below; and (c) each class of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class of a Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class of such Fund. In addition, shares of each class of a Fund shall have the features described in Sections 2, 3, 4 and 5 below.

     2. Distribution Plan. The Corporation has adopted a Distribution Plan with respect to the Class A Common Stock of each Fund pursuant to Rule 12b-1 promulgated under the Securities Exchange Act of 1934. The Distribution Plan authorizes the Corporation to make assistance payments to the Underwriter for distribution services, and otherwise promoting the sale of each Fund's shares, at an annual rate of up to .25% of the average daily net asset value of the assets attributable to the Class A Shares of each Fund and further authorizes the Adviser to make assistance payments to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Corporation. The Class I Shares of each Fund shall not participate in the Distribution Plan.

     As used herein, the term "distribution services" shall include, without limitation, paying for the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature and the expenses associated with media advertisements and telephone correspondence.

     3. Allocation of Income and Expenses. (a) The gross income of each Fund shall, generally, be allocated to each class of such Fund on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

         (1) Expenses incurred by the Corporation (for example, fees of Directors, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporation Level Expenses"); and

         (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

         (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

     Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporation Level Expenses and Fund Expenses will be allocated among the classes of shares of such Fund based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly


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

allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Internal Revenue code of 1986, as amended.

     4. Exchange Privileges. Subject to certain limitations, the shares of each Fund may be exchanged for the shares of each of the other funds comprising the SoGen family of funds without payment of additional sales charges, although Class A Shares may not be exchanged for Class I Shares. The exchange privileges may be modified or terminated at any time, or from time to time, upon 60 days' notice to shareholders.

     5. Conversion Features. There shall be no conversion features ssociated with any of the classes of shares of any Fund.

     6. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the Adviser or any other provider of services to the Corporation without the prior approval of the Corporation's Board of Directors.

     7. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Corporation and
(b) the Directors of the Corporation who are not "interested persons" (as defined in the Act) of the Corporation, such Directors having determined that the Plan as proposed to be adopted or amended, including the allocation of expenses, is in the best interests of each class individually and the Corporation as a whole.

     8. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 7 hereof.

     IN WITNESS WHEREOF, the Corporation, on behalf of the Funds, has adopted this Multiple Class Plan as of the ____ day of April, 1998, to be effective _____________, 1998.



                                           SOGEN FUNDS, INC.



                                           By:___________________________
                                           Name:
                                           Title:


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